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                                                                   EXHIBIT 11.1

                              IDENTIX INCORPORATED
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                                                   Three Months Ended
                                                                      September 30,
                                                                   -------------------
                                                               1995              1994
                                                              ------            ------
Net income (loss)                                           $   124,000       $  (390,000)
                                                            ===========        ==========

Number of shares used in computing per share amounts:

  Weighted average common outstanding                        22,658,000        18,813,000

  Common equivalent shares attributable to
    stock options and warrants (treasury stock method)        1,358,000             *
                                                            -----------       -----------

  Total weighted average common and common
    equivalent shares outstanding                            24,016,000        18,813,000
                                                            ===========       ===========

Net income (loss) per share                                 $      0.01       $     (0.02)
                                                            ===========       ===========

* For the three months ended September 30, 1994, common equivalent shares had an anti-dilutive effect.